UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Neuberger Berman Next Generation Connectivity Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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PROTECT YOUR INVESTMENT AND VOTE FOR
YOUR FUND’S CURRENT DIRECTORS

•	Your Fund’s Board strongly encourages you to vote the WHITE proxy card FOR your current director nominees.

•
Your vote is important, no matter how many shares you own.  Every vote is important.  We urge you to support your Fund’s nominees who are focused on the best interest of ALL stockholders and dedicated to enhancing the value of your investment.

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Saba Capital Master Fund Ltd., a hedge fund managed by Saba Capital Management, L.P. (together, “Saba”), has submitted a nominee for election as a director on your Fund’s Board and may send you its own proxy statement and gold proxy card.  Your Fund’s Board believes that Saba seeks to disrupt the experienced and reliable oversight provided by your Fund’s Board for its own gain and does not care about impairing your Fund and limiting its long-term investment potential.

•	Your Fund’s Board believes that if Saba’s nominee is elected, he will harm the Fund and may hinder its ability to generate competitive investment returns in the future.

•	Unlike prior years, stockholders may receive two proxy cards this year. DO NOT return the GOLD proxy card sent by Saba.

Vote your WHITE proxy card to defend your investment
in NBH and/or NBXG

Dear Stockholder:

Enclosed you will find the Proxy Statement for your Fund.  The Board of Directors of the Fund (the “Board”) is unanimously urging you to vote:
FOR the re-election of your Board’s highly qualified and experienced current Directors, Marc Gary, Martha Goss, and Michael M. Knetter,
by promptly completing, signing, dating, and returning the enclosed WHITE proxy card or voting online or by phone as described on the WHITE proxy card.

Saba Capital Management, L.P. is an opportunistic hedge fund manager focused only on its own interests and not the interests of all stockholders.

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The Board of your Fund has a history of being devoted to safeguarding your investment and protecting the interests of ALL stockholders, but your Fund’s Board and Manager believe that Saba’s nominee would only serve its own interests.

•	The Board of your Fund is committed to creating sustainable, long-term performance in pursuit of your Fund’s stated investment objective for all stockholders.

•	Your Fund’s Board offers many years of pertinent fund governance experience and a comprehensive perspective on closed-end fund management issues.

•
Each Director offers specialized expertise that contributes to the overall perspective and performance of the Board as a whole.  Replacing the existing Directors of your Fund could jeopardize the balance of skills across the entire Board and may undermine the performance of the Board and the Fund.

•	The three incumbent Board nominees are experienced and knowledgeable, independent of management, and have consistently acted in the best interests of ALL stockholders.

Your Board’s Three Independent and Highly Experienced Current Director Nominees:
Marc Gary
–	A highly regarded attorney that served as the Executive Vice President and General Counsel of Fidelity Investments, among other distinguished roles.

–	Serves as the Chair of the Fund’s Ethics and Compliance Committee.
Martha Goss
–	A tenured financial services professional that has held multiple senior executive positions, including with a major insurance company (Prudential) and consulting firm (Booz Allen).

–	Serves as the Chair of the Fund’s Governance and Nominating Committee and Vice Chair of the Fund’s Audit Committee and Audit Committee Financial Expert.
Michael M. Knetter
–	A respected academic and economist currently serving as the President and Chief Executive Officer of University of Wisconsin Foundation who formerly served as the Dean of Wisconsin School of Business.

–	Serves as the Chair of the Fund’s Investment Performance Committee.

The incumbent directors each currently also serve on the Board of Directors for three other Neuberger Berman closed-end funds.  They are highly experienced in matters affecting closed-end funds and have taken a variety of actions designed to enhance stockholder value.  These include the following actions:
–	managing the funds’ distribution rates and making changes in distribution rates, when necessary;

–
approving certain other discount mitigation measures, such as tender option programs where a fund would conduct a tender offer if its market price traded at a certain discount level compared to its NAV;

–	approving fund mergers;

–	actively managing leverage structures to best position funds to maintain levered exposure at a reasonable cost; and

–	making changes to funds’ investment strategies when they believe a different strategy would enhance investor return potential without undue risk.

We Plan to Vigorously Defend YOUR FUND!
_______________________________
Your Fund has retained EQ Fund Solutions, (“EQ”) as its proxy solicitor.  If representatives of EQ call you, they will clearly identify themselves as the proxy solicitor for the Fund.
We urge you to spend a few minutes reviewing the proposal in the accompanying proxy statement and to VOTE FOR THE RE-ELECTION OF YOUR FUND'S NOMINEES (PROPOSAL 1) by filling out and signing the enclosed WHITE PROXY CARD and returning it to us in the enclosed postage-paid envelope or voting online or by phone using the instructions on the WHITE PROXY CARD.  Do not vote for the Saba nominee or sign or return any proxy card sent to you by Saba.
YOUR FUND NEEDS ALL OF ITS STOCKHOLDERS TO VOTE – NOT VOTING HELPS DISSIDENT SABA AND WE BELIEVE WILL NEGATIVELY IMPACT THE LONG-TERM PROSPECTS OF THE FUND.
PLEASE DO NOT SEND BACK SABA'S GOLD PROXY CARD, even to withhold votes on Saba’s nominee, as this may cancel any prior vote for your Fund's nominees.  If you have already returned Saba’s gold proxy card, you can still support your Board and your Fund by returning the enclosed WHITE PROXY CARD.  Only your latest dated proxy card submission will count.
If you have any questions, please contact our proxy solicitor:

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